Neah Power Systems presents patent pending technology for automotive and grid scale fuel cells

BOTHELL, Wash., May, 29 2014

Neah Power Systems, Inc., (OTCBB:NPWZ), a provider of proprietary power solutions, announced the publication of a white paper on the website (www.neahpower.com) discussing patent pending technology that allows a safe and high energy density, point of use hydrogen generation technology, that is suited for automotive fuel cells and grid scale fuel cells.

Neah Power CEO Chris D'Couto said, “We are in preliminary discussions with a fuel cell company to license the technology for certain grid scale applications, and we are identifying appropriate automotive partners for this technology, opening up new Served Available Markets (SAM) that are very significant.”

Neah Power CEO, Chris D’Couto continued, “This compelling technology allows the use of a safe and easily handled liquid fuel, formic acid, to generate hydrogen on demand for automotive and grid scale applications. This could potentially eliminate various safety, handling, cost, and distribution issues currently seen with compressed hydrogen for automotive applications. For grid scale applications, this technology could eliminate the need for onsite hydrogen generation plants that are commonly co-installed with grid scale fuel cells”

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About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Neah Power Systems, Inc 425-424-3324 ext 108

info@neahpower.com